UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

RTB Digital, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 University Way, Suite C
Seattle, WA 98105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (855) 201-1613

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RTB	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Mary Elizabeth Truss as Director

On September 30, 2026, the Board of Directors of RTB Digital, Inc., a Nevada corporation (the “Company”) appointed Mary Elizabeth Truss as a director of the Company. Ms. Truss will serve as a director until her successor is duly elected and qualified.

Ms. Truss served as the 56th Prime Minister of the United Kingdom. She was the Conservative MP for South West Norfolk between 2010 and 2024, during which period she held ministerial office for more than ten years between 2012 and 2022 and, after an initial spell as a junior education minister, sat at the Cabinet table in six different roles, prior to becoming Prime Minister: Secretary of State for the Environment, Food and Rural Affairs; Lord Chancellor and Secretary of State for Justice; Chief Secretary to the Treasury; Secretary of State for International Trade; and Foreign Secretary – as well as Minister for Women and Equalities.

As Prime Minister she sought to implement her Plan for Growth, including a raft of tax cuts to kick-start economic growth and reforms to boost productivity. Regrettably these reforms were sabotaged as a result of the actions of the Bank of England and opposition from Conservatives In Name Only in the House of Commons and she reached the conclusion that she could not deliver the mandate on which she had been elected and stepped down.

Her Sunday Times best-seller Ten Years to Save the West was published by Skyhorse in April 2024 and in December 2025 launched The Liz Truss Show, available on YouTube and all major podcast platforms.

The Company believes Ms. Truss’s international business, government, and media experience, together with her relationships in the United Kingdom media market, will provide the Board and the Company with valuable perspective as the Company develops and operates its enterprise media operating system.

In connection with her appointment, Ms. Truss will enter into the Company’s standard form of Board of Directors Agreement. Under the agreement, Ms. Truss will be eligible to receive an annual equity award with a grant-date fair value of $150,000, to be granted in the form of restricted stock units (“RSUs”). Because Ms. Truss was appointed other than at an annual meeting of shareholders, she will receive a prorated RSU award for the portion of the 2026 annual service period remaining following the full execution of her Board of Directors Agreement. The number of RSUs will be determined based on the average closing price of the Company’s common stock over the five consecutive trading days ending on the trading day immediately preceding the applicable grant date. The annual and prorated awards vest in full on December 31 of the applicable calendar year, subject to Ms. Truss’s continued service through the vesting date. Ms. Truss will also be eligible for reimbursement of reasonable, approved business expenses and may receive such additional cash compensation as may be authorized by the Compensation Committee from time to time.

There is no arrangement or understanding between Ms. Truss and any other person pursuant to which she was selected to serve as a director. Ms. Truss does not have any family relationships with any of the Company’s executive officers or directors, and does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name of Exhibit

104*	Cover Page Interactive Data File (embedded within the inline XBRL document).

*	Filed or furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTB Digital, Inc.

By:	/s/ James Heckman
	Name:	James Heckman
	Title:	Chief Executive Officer

Dated: October 2, 2026

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